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Exhibit 10.15

Summary of 2006 Terms of Employment for Named Executive Officers

Officer	Base Salary(1)	Cash Payment in lieu of Perquisities
Christopher B. Begley, Chief Executive Officer	$760,000	$50,000
Terrence C. Kearney, Senior Vice President, Finance, and Chief Financial Officer	400,000	25,000
John Arnott, Senior Vice President, Global Commercial Operations	350,100	25,000
Edward A. Ogunro, Senior Vice President, Research and Development, Medical and Regulatory Affairs, and Chief Scientific Officer	350,100	25,000
Brian J. Smith, Senior Vice President, General Counsel and Secretary	350,100	25,000

        The base salary for each officer will take effect on March 27, 2006. Each officer participates in the Hospira Inc. 2004 Performance Incentive Plan, which is filed as Exhibit 10.9 hereto, and the nominations and compensation committee of Hospira's board of directors will consider Hospira's adjusted net income, net sales, cash flows and corporate well-being as factors in determining awards payable under such plan. Each officer is eligible to receive awards under the Hospira 2004 Long-Term Stock Incentive Plan, which is filed as Exhibit 10.8 hereto. Each officer is party to a change-in-control agreement in the form filed as Exhibit 10.12 hereto.

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Summary of 2006 Terms of Employment for Named Executive Officers